                                                                     EXHIBIT 12

                      Coca-Cola Bottling Co. Consolidated

                       Ratio of Earning to Fixed Charges

The tables below set forth the ratios of earnings to fixed charges of the Company and its consolidated subsidiaries for the periods indicated. The ratios have been computed using the amounts for the Company, its consolidated subsidiaries and its proportionate share of gains or losses incurred by its fifty percent (50%) owned affiliate. Earnings available for fixed charges represent earnings before income taxes, extraordinary items and fixed charges. Fixed charges represent interest incurred plus that portion of rental expense deemed to be the equivalent of interest.


                       RATIO OF EARNINGS TO FIXED CHARGES

                          (IN THOUSANDS EXCEPT RATIOS)



                                                 NINE MONTHS ENDED
                                             -------------------------
                                                9/27/98      9/28/97
                                             ------------ ------------
Income before income taxes .................   $ 21,774     $ 25,250
Fixed Charges:
   Interest expense ........................     29,069       28,050
   Interest inherent in rental expense2 ....      4,566        4,130
   Piedmont fixed charges3 .................      4,876        5,286
                                               --------     --------
   Fixed charges, as Defined ...............     38,511       37,466
Earnings, as Defined .......................   $ 60,285     $ 62,716
RATIO OF EARNINGS TO FIXED CHARGES .........        1.57         1.67
                                               =========    =========
EXCESS OF EARNINGS AS DEFINED, TO FIXED
CHARGES ....................................   $ 21,774     $ 25,250
                                               =========    =========



                                                                    FISCAL YEAR ENDED1
                                             ----------------------------------------------------------------
                                                 1997         1996         1995         1994         1993
                                             ------------ ------------ ------------ ------------ ------------
Income before income taxes .................   $ 24,270     $ 25,699     $ 25,221     $ 24,386     $ 24,015
Fixed Charges:
   Interest expense ........................     37,479       30,379       33,091       31,385       32,394
   Interest inherent in rental expense2 ....      5,120       10,615        9,654        8,412        5,767
   Piedmont fixed charges3 .................      7,219        6,667        6,231        5,388        2,259
                                               --------     --------     --------     --------     --------
   Fixed charges, as Defined ...............     49,818       47,661       48,975       45,185       40,420
Earnings, as Defined .......................   $ 74,088     $ 73,360     $ 74,196     $ 69,571     $ 64,435
RATIO OF EARNINGS TO FIXED CHARGES .........        1.49         1.54         1.51         1.54         1.59
                                               =========    =========    =========    =========    =========
EXCESS OF EARNINGS AS DEFINED, TO FIXED
CHARGES ....................................   $ 24,270     $ 25,699     $ 25,221     $ 24,386     $ 24,015
                                               =========    =========    =========    =========    =========

 1 The Company's fiscal year ends on the Sunday nearest December 31st.

 2 The Company imputes the interest inherent in rental expense based on estimates of the cost of debt having a term to maturity substantially the same as the rental period. In estimates made prior to 1997, the Company based this estimate on the cost of debt having a term substantially longer than the rental period. This factor, in combination with generally falling interest rates since 1993, resulted in lower imputed interest inherent in rental expense beginning in 1997.

 3 The fixed charges for the Company's fifty percent (50%) owned affiliate, Piedmont Coca-Cola Bottling Partnership, are calculated as follows:



                                                NINE MONTHS ENDED
                                             ------------------------
                                               9/27/98      9/27/97       1997
                                             ----------- ------------ ------------
   Interest expense ........................   $ 8,146     $  9,272     $ 12,704
   Interest inherent in rental expense .....     1,605        1,300        1,733
                                               -------     --------     --------
   Subtotal ................................   $ 9,751     $ 10,572     $ 14,438
   Proportionate share .....................      50.0%        50.0%        50.0%
   Applicable ..............................   $ 4,876     $  5,286     $  7,219
                                               =======     ========     ========



                                                 1996         1995         1994         1993
                                             ------------ ------------ ------------ -----------
   Interest expense ........................   $ 11,468     $ 11,294     $  9,865     $ 4,275
   Interest inherent in rental expense .....      1,867        1,167          910         243
                                               --------     --------     --------     -------
   Subtotal ................................   $ 13,335     $ 12,461     $ 10,775     $ 4,518
   Proportionate share .....................       50.0%        50.0%        50.0%       50.0%
   Applicable ..............................   $  6,667     $  6,231     $  5,388     $ 2,259
                                               ========     ========     ========     =======